Exhibit 99.3

A Communication from our CEO

On behalf of our entire team and Board of Directors, I cordially welcome you to IIOT-OXYS Inc. as its new CEO. Since our founding we have made significant progress, and most notably a tremendous acceleration of the rate of accomplishments and exciting developments within the past 6 months. I wanted to take a moment to explain where we have been and more importantly where we are going.

The Industrial Internet and our Foundations

IIOT-OXYS was founded on the premise that customers and users of Industrial Internet systems want answers and insight generated right where the data is collected and right where the machines or processes which are being monitored live. Backing up for a moment, the Industrial Internet of Things is how real-world objects like power plants, machine tools, cars, airplanes, bridges, buildings, manufacturing lines, etc. can become aware through sensors and communicate their data so that it can become actionable insight. The EDGE of the Industrial Internet is where the cyber world and the physical world meet. It is where all the action is, where the “things” in the Internet of Things reside.

Customers want to control their data and insights as this represents valuable proprietary knowledge and competitive advantage for many companies across diverse industries. Therefore, localized Edge Computing and generation of insight right where the data is collected allows the customer maximum control over data and where the data goes while minimizing interfaces and potential security points of weakness. IIOT-OXYS Inc. is working at the Edge of the Industrial Internet. But there’s a lot more to it than that.

Where we are going Today

Earlier in our development, we developed traction in a wide range of industries including agricultural, manufacturing and in particular automotive, structural health monitoring, etc. We demonstrated the flexibility and adaptability of our technology. Although we will definitely continue building on this foundation of a broad customer base, we have come to the realization that we are uniquely positioned to serve the Industrial Internet needs of the production and operational side of global healthcare companies. We therefore see a definite role for us and our technology at the intersection of AI & Machine Learning, IIOT and Healthcare Operations. By Healthcare Operations we mean all the “behind the scenes” manufacturing and production activities associated with Biotech, Medical Device, and Pharmaceutical market verticals. Here are just a few of the reasons why we feel optimistic about this market:

•	Our leadership team has significant depth and breadth in these markets spanning decades
•	Our Cambridge, MA location affords us access to virtually every major multinational firm in these markets with a low cost of sales (in our “backyard”)
•	We have already proven our ability to add value by signing agreements with major firms in this space, with more expected soon

Therefore, our next great phase of growth as a company will be to serve these needs at the intersection of AI & Machine Learning, IIOT and Healthcare Operations and Production.

Accelerating the Rate of Change
As previously mentioned, we are in a time of significant momentum within the company. Here are some of our accomplishments just in the past 6 months, and what’s to come, as the rate of change keeps accelerating:

•	4/2018 --- Antony Coufal Appointed as CTO brining significant tech startup and international business experience
•	6/2018 --- Cliff Emmons appointed as CEO bringing decades of operational expertise in med device and a proven track record of revenue generation
•	7/2018 --- machine learning engineer and other technical personnel added to team
•	8/2018 --- delivery of system to automotive customer, one of the largest car manufacturers in the world
•	9/2018 --- S1 registration declared effective
•	9/2018 --- appointment of Karen McNemar as our COO bringing significant operational experience from the medical device industry
•	10/2018 --- application of our technology to 3D printing of metal components
•	10/2018 --- Master Service Agreement signed with multi-billion-dollar Pharmaceutical customer
•	10/2018 --- installation of equipment for automotive customer complete
•	11/2018 --- planned delivery of structural health monitoring system, under contract from a state government

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As can be seen, we are greatly accelerating the rate of change and building momentum with our new team, with successful product deliveries, and with the acquisition of new and valued customers.

The Future: An Expanding Frontier

We believe the best is yet to come. We are setting our sights towards acquiring the next 10 customers, accelerating our business development efforts, starting and sustaining operations in Asia, and of course pursuing organic and inorganic opportunities to fuel and propel this phenomenal growth. We are taking an aggressive approach of nurturing strong organic growth, identifying opportunities for growth through acquisition, and other joint ventures or mergers that could make sense for our business and the value to our shareholders. We look forward to future communications on these and other topics as we continue to make progress. In closing I would like to thank our investors, customers, and employees for believing in this vision. We are committed to this course of strong focus on execution, delivery, and growth.

Sincerely,

Cliff Emmons, CEO

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risks and uncertainties related to IIOT-OXYS, Inc. that can be found under the heading “Risk Factors” in our most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements. As a public reporting entity, IIOT-OXYS, Inc. files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov.

Contact:

Clifford L. Emmons

CEO

IIoT-OXYS, Inc.

contact@oxyscorp.com

www.oxyscorp.com

www.herelab.io

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